As filed with the Securities and Exchange Commission on November 13, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

30-1341024
(I.R.S. Employer Identification No.)

40 Marcus Drive, Suite One, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

BioRestorative Therapies, Inc. 2021 Stock Incentive Plan
(Full Title of the Plan)

Lance Alstodt Chief Executive Officer BioRestorative Therapies, Inc. 40 Marcus Drive, Suite One Melville, New York 11747 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(631) 760-8100
(Telephone Number, Including Area Code, of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer X	Smaller reporting company X
Emerging growth company ____

EXPLANATORY NOTE

This Registration Statement covers an additional 3,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), of BioRestorative Therapies, Inc., a Nevada corporation (the “Registrant”), available for issuance under the Registrant’s 2021 Stock Incentive Plan (the “2021 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant to register an additional 3,000,000 shares of Common Stock as to which options or awards may be granted under the 2021 Plan.

On April 30, 2021, the Registrant filed a Registration Statement on Form S-8 (File Number 333-255681) (the “First Registration Statement”) in order to register 1,175,000 shares of Common Stock issuable under the 2021 Plan (giving retroactive effect to the 1-for-4,000 reverse split of the Registrant’s shares of common stock effected as of October 27, 2021).  On March 28, 2023, the Registrant filed a Registration Statement on Form S-8 (File Number 333-270909) (the “Second Registration Statement”) in order to register 1,325,000 shares of Common Stock issuable under the 2021 Plan.  On November 15, 2023, the Registrant filed a Registration Statement on Form S-8 (File Number 333-275571) (the “Third Registration Statement”) in order to register 1,350,000 shares of Common Stock issuable under the 2021 Plan.

Pursuant to General Instruction E to Form S-8, the contents of the First Registration Statement, the Second Registration Statement and the Third Registration Statement, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent filed and not furnished):

(a)
Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 1, 2024, as amended by Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2023, filed with the Commission on June 11, 2024, and  Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2023, filed with the Commission on November 6, 2024.

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the Commission on June 11, 2024.
(c)	Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the Commission on August 13, 2024.
(d)	Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the Commission on November 12, 2024.
(e)	Current Report on Form 8-K filed with the Commission on February 8, 2024.
(f)	Current Report on Form 8-K filed with the Commission on May 24, 2024.
(g)	Current Report on Form 8-K filed with the Commission on May 24, 2024.
(h)	Current Report on Form 8-K filed with the Commission on September 23, 2024.
(i)	Current Report on Form 8-K filed with the Commission on November 6, 2024.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incor-porated herein by reference and to be a part hereof from their respective dates of filing.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554, a stockholder of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by Chapter 78 of the Nevada Revised Statutes (the “NRS”).  Section 78.7502(1) of the NRS provides that a corporation may, and the Registrant’s Articles and By-Laws provide that the Registrant shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Party”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in respect of any Actions by or in the right of the corporation if the Indemnified Party shall have been adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable to the corporation, unless and only to the extent that the court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity.

Under the NRS, the directors have a fiduciary duty to the Registrant that is not eliminated by this provision of the Articles and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.  In addition, each director will continue to be subject to liability under the NRS for breach of the director’s duty of loyalty to the Registrant for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the NRS. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Furthermore, Section 78.7502(3) of the NRS provides that determination of an Indemnified Party’s eligibility for indemnification by the Registrant shall be made on a case-by-case basis by: (i) the stockholders; (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) independent legal counsel’s written opinion if: (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Lastly, Section 78.752(1) of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements with respect to liability arising out of the actions or omissions of directors, officers, employees or agents in their capacity or status as such, whether or not the corporation has the authority to indemnify him against such liability.

The Registrant’s Amended and Restated Articles of Incorporation (“Articles”) provide that, to the fullest extent permitted by the NRS, no director or officer shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the NRS currently in effect or as the same may be amended.  If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Registrant shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.  No repeal or modification of this provision of the Articles will apply to or have any effect on the liability or alleged liability of any director or officer of the Registrant for or with respect to any acts or omissions of such directors or officers occurring prior to such repeal or modification.

The Registrant’s Bylaws provide that the Registrant will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in such manner, under such circumstances and to the fullest extent permitted by the Articles and the NRS.

Item 8. Exhibits.

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the additional shares of Common Stock being registered by this Registration Statement

23.1	Consent of Marcum LLP

23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on the 13th day of November, 2024.

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Lance Alstodt
Lance Alstodt
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lance Alstodt Lance Alstodt	Chief Executive Officer, President, and Chairman of the Board (Principal Executive Officer)	November 13, 2024

/s/ Francisco Silva Francisco Silva	Vice President, Research and Development, Secretary and Director	November 13, 2024

/s/ Robert E. Kristal Robert E. Kristal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2024

/s/ Nickolay Kukekov Nickolay Kukekov	Director	November 13, 2024

/s/ Patrick F. Williams Patrick F. Williams	Director	November 13, 2024

/s/ David Rosa David Rosa	Director	November 13, 2024